SONIC SOLUTIONS
POWER OF ATTORNEY TO EXECUTE
DOCUMENTS REQUIRED PURSUANT TO
THE SECURITIES EXCHANGE ACT OF 1934

The undersigned, hereby constitutes Julie
Murray and Clay Leighton, and each of
them with full power of
substitution, to execute
in the name and on behalf of
the undersigned any and all
documents and reports
required to be filed on behalf
of the undersigned in his
or her capacity as and
officer, director or 10%
shareholder of Sonic
Solutions pursuant to the
Securities Exchange
Act of 1934 and the respective
rules and regulations
promulgated thereunder,
specifically including
SEC Forms 3, 4 and 5.

ThisPower of Attorney shall
be effective until revoked by
the undersigned by a writing
delivered to the above
named attorneys-in-fact
at the following address:

Julie Murray
Sonic Solutions
101 Rowland Way
Novato, California 94945

IN WITNESS WHEREOF, the
undersigned has
executed this Power of
Attorney as of this 14th day of
May, 2003.

/s/Peter J. Marguglio